Exhibit (a)(5)(c)

PRESS RELEASE

CONTACTS:	Investors David Foy (203) 458-5850	Media Eric Brielmann (212) 355-4449

WHITE MOUNTAINS ANNOUNCES
FINAL RESULTS OF ITS TENDER OFFER

HAMILTON, Bermuda, November 17, 2011 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today the final results of its “modified Dutch auction” tender offer.  The tender offer expired at 12:00 midnight, New York City time, on November 14, 2011.

Based on the final count by the depositary for the tender offer, 4,474 shares were properly tendered and not properly withdrawn at or below the final purchase price of $425.00 per share.  The Company has purchased all shares tendered at or below $425.00, for a total cost of approximately $1.9 million, excluding fees and expenses related to the tender offer.

Payment for the shares purchased under the tender offer will be made promptly, and all shares tendered and not purchased will be returned promptly to shareholders.

The Company expects to have 7,626,243 common shares outstanding as of the time immediately following payment for the accepted shares.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., at (800) 967-4607 (toll free).  The lead dealer manager for the tender offer was BofA Merrill Lynch and the co-dealer managers for the tender offer were Barclays Capital Inc. and HSBC Securities (USA) Inc.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•	changes in adjusted book value per share or return on equity;

•	business strategy;
•	financial and operating targets or plans;
•	incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;
•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;
•	expansion and growth of our business and operations; and
•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances.  However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’ 2010 Annual Report on Form 10-K;
•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;
•	the continued availability of capital and financing;
•	general economic, market or business conditions;
•	business opportunities (or lack thereof) that may be presented to it and pursued;
•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;
•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;
•	an economic downturn or other economic conditions adversely affecting its financial position;
•	recorded loss reserves subsequently proving to have been inadequate;
•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and
•	other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.